Exhibit 2.2.1
Execution Copy
ASSIGNMENT AGREEMENT
     This ASSIGNMENT AGREEMENT (this “Agreement”), dated April 27, 2007, by and between McJunkin Development Corporation, a Delaware corporation (“Buyer”) and McJunkin Appalachian Oilfield Supply Company, a West Virginia corporation and an Affiliate of Buyer (“McApple”). Each capitalized term which is used but not otherwise defined in this Agreement has the meaning assigned to such term in the Purchase Agreement (as defined below).
     WHEREAS, Buyer is a party to that certain Stock Purchase Agreement, dated as of April 5, 2007 (the “Purchase Agreement”), pursuant to which Buyer has agreed to purchase 83,185 shares of common stock, par value $0.01 (the “Company Stock”) of Midway-Tristate Corporation, a New York corporation (the “Company”), which represents the entire issued and outstanding capital stock of the Company, on the terms and subject to the conditions described therein and in reliance upon the representations and warranties of, and the covenants made therein by, the Company and the holders of Capital Stock listed on Schedule 1 thereto, as amended (the “Shareholders”);
     WHEREAS, Section 10.4 of the Purchase Agreement provides that Buyer may, without prior written consent of the Representative, (i) assign any or all of its rights thereunder to one or more of its Affiliates, (ii) designate one or more of its Affiliates to perform its obligations thereunder and (iii) assign its rights, but not its obligations, under the Purchase Agreement to any of its, or any of its Affiliate’s, financing sources (in any or all of which cases described in subclauses (i), (ii) or (iii), Buyer nonetheless shall remain responsible for the performance of all of its obligations thereunder); and
     WHEREAS, the Shareholders executed stock powers that state that they are transferring their Outstanding Shares to Buyer, and execution and delivery of prior to Closing of stock powers stating that the Shareholders are transferring their Outstanding Shares to McApple is not possible.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Buyer and McApple agree as follows:
     1. Assignment. In accordance with Section 10.4 of the Purchase Agreement, (i) Buyer does hereby assign to McApple (A) all of Buyer’s rights under the Purchase Agreement and (B) Buyer’s obligation to acquire from the Shareholders all of the Outstanding Shares in exchange for payment of the Purchase Price pursuant to Article II of the Purchase Agreement, and (ii) McApple does hereby (X) accept the assignment by Buyer of all of Buyer’s rights under the Purchase Agreement and (Y) assume Buyer’s obligation to acquire from the Shareholders all of the Outstanding Shares in exchange for payment of the Purchase Price pursuant to Article II of the Purchase Agreement (it being understood that Buyer is not assigning to McApple any other obligations under the Purchase Agreement and that Buyer nonetheless shall remain responsible for the performance of all of its other obligations under the Purchase Agreement).

     2. Nominee/Agent. McApple is hereby naming Buyer as its nominee and agent for the sole purpose of receiving the Outstanding Shares from the Shareholders. Immediately after receipt of the certificates evidencing the Outstanding Shares, Buyer will retransfer such shares to McApple, as McApple’s nominee and agent. At all times from and after the Closing, McApple, and not Buyer, will be the beneficial owner of the Outstanding Shares and Buyer will be acting solely in its capacity as McApple’s nominee and agent. McApple may remove Buyer as its nominee and agent at any time.
     3. General. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

McJUNKIN APPALACHIAN OILFIELD SUPPLY COMPANY
By:	/s/ DAVID A. FOX III
	Name:	David A. Fox III
	Title:	Vice President

McJUNKIN DEVELOPMENT CORPORATION
By:	/s/ J.F. UNDERHILL
	Name:	J.F. Underhill
	Title:	Chief Financial Officer and Vice President

Acknowledged and Agreed as of April 27, 2007: MIDWAY-TRISTATE CORPORATION
By:	/s/ MICHAEL J. CETRO
	Name:	Michael J. Cetro
	Title:	President

[Assignment Agreement]

Acknowledged and Agreed as of April 27, 2007: REPRESENTATIVE:
/s/ JOHN A. SELZER
John A. Selzer

[Assignment Agreement]